CONSENT OF VAUGHAN CHAMBERLAIN

The undersigned hereby consents to the references to, and the information derived from, the mineral resource estimates for the Gramalote property, and to the references, as applicable, to the undersigned's name included in or incorporated by reference in this registration statement on Form S-8 of B2Gold Corp.

/s/ Vaughan Chamberlain
Vaughan Chamberlain
June 30, 2018